EXHIBIT 14

The Dow Chemical Company and Subsidiaries
Code of Ethics for Principal Executive Officer,
Principal Financial Officer and Principal Accounting Officer

In my role as Principal Executive Officer, Principal Financial Officer or Principal Accounting Officer of The Dow Chemical Company (the "Company"), I recognize that I hold an important position with respect to the ethical and responsible conduct of the Company, and other corporate governance issues.

I hereby certify that, to the best of my knowledge and ability, I will adhere to, advocate and promote the following standards, principles and responsibilities governing the ethical conduct of my personal and professional relationships, and will avoid any wrongdoing regarding the same:

(1)
Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2)
Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, governmental agencies, including the U. S. Securities and Exchange Commission, and in other public communications made by the Company;

(3)
Compliance with applicable governmental laws, rules and regulations;

(4)
Prompt internal reporting of violations of this Code of Ethics to the Audit Committee of the Company's Board of Directors;

(5)
Accountability for adherence to this Code of Ethics;

(6)
Acting in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated;

(7)
Respecting the confidentiality of information acquired in the course of employment with the Company, except when authorized or otherwise legally obligated to disclose the same; and not using such confidential information for personal advantage; and

(8)
Achieving responsible use of and control over all assets of the Company.

Signature:	Date:
Name:
Title:

159